Exhibit 99.1

NYMAGIC
PRESS RELEASE
November 23, 2010 FOR IMMEDIATE RELEASE

NYMAGIC ANNOUNCES COMPLETION OF ACQUISITION BY PROSIGHT SPECIALTY INSURANCE

NEW YORK, November 23, 2010 – NYMAGIC, INC. (NYSE: NYM) today announced the completion of its acquisition by ProSight Specialty Insurance Holdings, Inc. (“ProSight Specialty Insurance”), pursuant to a merger agreement that was approved and adopted by NYMAGIC’s stockholders at a special meeting held on November 22, 2010. Under the terms of the merger agreement, NYMAGIC stockholders are entitled to receive $25.75 per share in cash.

ProSight Specialty Insurance was founded by CEO Joseph Beneducci and a group of senior executives from the P&C industry and is backed by affiliates of TPG Capital and GS Capital Partners, together with certain co-investors.

With the closing of the transaction, NYMAGIC’s common stock will cease to trade on the NYSE at market close today and will be delisted. Shortly following the closing, NYMAGIC’s name will be changed to ProSight Specialty Insurance Group, Inc.

About NYMAGIC

NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business.

About ProSight Specialty Insurance

ProSight Specialty Insurance is a specialty P&C insurance company that aims to create and deliver specialized solutions for groups of customers through limited, exclusive distribution partners. The company’s employees have a long history of underwriting, operations, distribution and claims experience.

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992, with more than $48 billion of assets under management and offices in San Francisco, Beijing, Fort Worth, Hong Kong, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, Paris, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. TPG’s insurance and financial services investments have included Ariel Reinsurance, BTPN, Direct General, Endurance, Fidelity National Information Services, LPL Financial Services, Shenzhen Development Bank and Shriram Transport, among others.

About GS Capital Partners

Since 1986, Goldman Sachs has raised fifteen private equity and mezzanine investment funds aggregating $86 billion of capital and leverage commitments.  GS Capital Partners is the private equity vehicle through which The Goldman Sachs Group, Inc. conducts its large privately negotiated corporate equity investment activities. GS Capital Partners is currently investing its GS Capital Partners VI fund. GS Capital Partners is a global private equity group with a focus on large, sophisticated business opportunities in which value can be created through leveraging the resources of Goldman Sachs. For more information, please visit www.gs.com/pia.

Forward-Looking Information

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include all statements other than those made solely with respect to historical fact. Forward-looking statements are only predictions and are not guarantees of performance. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. NYMAGIC undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.